Exhibit 5.1
600 Travis, Suite 4200
Houston, Texas 77002
713.220.4200 Phone
713.220.4285 Fax
andrewskurth.com
November 10, 2010
Apache Corporation
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400
Ladies and Gentlemen:
     We have acted as special counsel to Apache Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of up to 145,438 shares (the “Company Shares”) of common stock of the Company, par value $0.625 per share, including the associated preferred stock purchase rights, that may be issued by the Company under the stock option agreements described in the Registration Statement (the “Plans”).
     As the basis for the opinion hereinafter expressed, we have examined (i) statutes, including the Delaware General Corporation Law (the “DGCL”), (ii) the Restated Certificate of Incorporation of the Company, dated February 23, 2010, (iii) the Bylaws of the Company, as amended August 6, 2009, (iv) the Plans, (v) the Agreement and Plan of Merger dated April 14, 2010, as amended by Amendment No. 1 dated August 2, 2010, by and among the Company, Apache Deepwater LLC (formerly known as ZMZ Acquisitions LLC) and Mariner Energy, Inc., and (vi) such regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion.
     In making our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
     Based on the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the issuance of the Company Shares has been duly authorized and, when issued and delivered by the Company in accordance with the terms and conditions of the Plans, the Company Shares will be validly issued, fully paid and non-assessable.

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Apache Corporation
November 10, 2010

     We express no opinion other than as to the federal laws of the United States of America and the DGCL (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.
Very truly yours,
/s/ Andrews Kurth LLP